Exhibit 10.5

NGHC 2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

Your award by National General Holdings Corp. (the “Company”) of Restricted Stock Units (“RSUs”) is subject to the terms and conditions set forth in (i) this Award Agreement, and (ii) the NGHC 2013 Equity Incentive Plan (the “Plan”). Wherever a conflict may arise between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan will control. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Award of RSUs
You have been granted an award, subject to the terms and conditions of this Agreement and the Plan, to receive shares of the Company’s Stock at a future date assuming you satisfy all conditions set forth in the Plan and this Agreement. Each RSU represents the right to receive one Share of Company Stock (each such share hereinafter referred to as an “RSU Share.”)

Grant Date	The effective date of this grant is
Vesting
                of the RSUs shall vest on the first anniversary of the Grant Date and an additional on the following anniversaries of that date (each such date a “Vesting Date”); provided that from the Grant Date through the applicable Vesting Date, you have been continuously employed by the Company or an Affiliate thereof (or served as a non-employee member of the Company’s Board of Directors). Any fractional shares will be carried forward to the next Vesting Date.

Distribution Date
Subject to any overriding provisions in the Plan, you will receive a distribution of applicable RSU Shares within 30 days after the Vesting Date, except as follows:

(A) If the Company reasonably anticipates that the delivery of any RSU Shares as scheduled would not be deductible by the Company on account of the limitations under section 162(m) of the Internal Revenue Code of 1986 (the “Code”), the Company may delay delivery of such RSU Shares until your first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the payment would be deductible by the Company.

(B) Notwithstanding anything herein to the contrary, in the event that you are a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, the delivery of any RSU Shares shall be delayed until the earlier of (i) six months after your “separation from service” form the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code; or (ii) your death, if such a delay is necessary to avoid the imposition upon you of additional tax and interest under Section 409A(a)(1)(B) of the Code.

Unsecured Creditor
The RSUs create a contractual obligation on the part of the Company to distribute to you RSU Shares at the time provided for in this Award Agreement. Neither you nor any other party claiming an interest under this Agreement shall have any interest whatsoever in any specific assets of the Company. Your right to receive RSU Shares hereunder is that of an unsecured general creditor of Company.

Termination of Employment
If your Employment (as defined below) terminates for any reason, other than retirement, death, Disability or Cause, then any unvested RSUs you hold at your termination will be forfeited.

“Employment” means that you are currently (i) an employee of the Company, (ii) are a member of the Company’s Board of Directors, or (iii) are otherwise providing services to the Company. You will not be considered to have terminated Employment hereunder for any purpose unless you have incurred a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.

Termination for Cause
If your Employment is terminated for Cause (as defined below), then you shall immediately forfeit all rights to any unvested RSUs and such RSUs shall expire immediately upon your termination.

For purposes of this Agreement, “Cause” shall have the meaning set forth in the employment agreement between you and the Company (or an Affiliate), provided that if there is no employment agreement, “Cause” shall mean:

(a) willful misconduct or gross negligence;

(b) conviction of a felony or conviction of a crime involving moral turpitude;

(c) any act constituting fraud or the misappropriation or embezzlement of money or other property of the Company; and

(d) any willful act or course of conduct constituting an abuse of office or authority which has a material adverse impact on the Company’s reputation or financial condition.

Retirement
If your Employment has been in effect for at least five years and your Employment terminates due to your: (i) retirement on or after your sixty-fifth birthday; or (ii) retirement on or after your fifty-fifth birthday with the consent of the Company, your RSUs will automatically vest as to the number of RSUs that would have vested had you remained in Employment for the 12-month period immediately following your retirement. Any unvested RSUs you hold at your retirement will be forfeited.

Death
If your Employment terminates because of your death, your RSUs will automatically vest as to the number of RSUs that would have vested had you remained in Employment for the 12-month period immediately following your death. Any unvested RSUs held by you at the time of your death will be forfeited.

Disability
If your Employment terminates because of your Disability (defined below), your RSUs will automatically vest as to the number of RSUs that would have vested had you remained in Employment for the 12 month period immediately following your Disability. Any unvested RSUs held by you at your termination will be forfeited.

For purposes of this Agreement, “Disability” shall mean the award holder is unable to perform the duties of their service (or other services) (i) for a period of 90 consecutive days, or (ii) any 120 days during any consecutive 12 month period.

Termination without Cause within 12 Months of Change in Control
Notwithstanding anything contained in this Agreement to the contrary, if your Employment with the Company (or any affiliate) is terminated by the Company without Cause within 12 months following the effective date of a “Change in Control”, the Board of Directors may accelerate the vesting of all or any portion of your unvested RSUs.

Recapture Rights
In the event that you violate any of your obligations pursuant to the Confidentiality, Non-Competition, or Non-Solicitation provisions of this Agreement, you agree to return, within five days of receipt of written demand from the Company, any gains you realize from the vesting of all or any RSUs within the 6 months immediately preceding such violation, and any unvested RSUs shall be immediately forfeited. This provision shall be construed in accordance with Section 10 of the Plan, including, without limitation, Section 10(c).

Confidentiality
During your Employment, you will have access to confidential or proprietary data or information of the Company (and its affiliates) and its operations. You agree that you will not at any time divulge or communicate the Confidential Information (defined below) to any person, nor shall you direct any employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Company (or any of its affiliates) or for the benefit of any other person, any Confidential Information. This restriction shall survive your Employment hereunder, whether by the normal expiration thereof or otherwise.

The term “Confidential Information” shall mean all information, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known or accessible to members of the public and/or competitors of the Company nor intended for general dissemination, whether furnished by the Company or compiled by the employee, including, without limitation, relating to the Company’s (or any affiliate’s) financial performance, customers, existing or proposed future projects, prospects, or business strategies, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, know‑how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

You understand the Company intends to maintain the confidentiality of the Confidential Information notwithstanding that employees of the Company may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees not expressly bound by agreements similar to this agreement may have access to such information for job purposes. You acknowledge that Confidential Information need not be marked as such to preserve the confidential nature of the information.

Non-Competition
You acknowledge that (a) in the course of your Employment with the Company and its affiliates, you have, and will continue to, become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that your services have been and will be of special, unique and extraordinary value to the Company and its affiliates.  In consideration thereof and of this Award, during your Employment with the Company or an affiliate and for a period of one (1) year thereafter, you shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more stockholder or equity interest owner in, partner in, or consultant to, any business that is directly competitive with the business of the Company (or any affiliate) in any area or region where the Company (or any affiliate) conducts business (“Competition”).  Notwithstanding the foregoing, you shall not be deemed to be in Competition with the Company if you provide evidence satisfactory to the Company, in its sole and absolute discretion, that you: (i) work in a separate division, department or unit that does not compete with the business of the Company (or any affiliate); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate).  If you received this Award as a non-employee member of the Company’s Board of Directors, this provision will not apply to you unless your Employment is terminated for Cause (as defined above).

Non-Solicitation
During Employment and for a period of two (2) years thereafter, you shall not, without the prior written consent of the Company, directly or indirectly, on your own behalf or on behalf of any other person, firm, corporation or business entity: (a) induce or attempt to induce any agent, broker, affinity group or policyholder of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, affinity group or policyholder within twelve (12) months of such contact, to withdraw, decrease or cancel its business with the Company (or any affiliate) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any affiliate); (b) solicit or attempt to solicit, service or attempt to service, or for the purpose of obtaining the business of any agent, broker, affinity group or policyholder of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, broker, affinity group or policyholder within twelve (12) months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any affiliate), engage in discussions or other communications with (regardless of who initiates such discussions or communications) any person, firm or entity that was an actual or prospective agent, broker, affinity group or policyholder of the Company during any part of the twelve (12) month period immediately preceding termination of Employment if you participated, directly or indirectly, in the solicitation or servicing of that agent, broker, affinity group or policyholder or prospective agent, broker, affinity group or policyholder, or supervised or managed those who did, during your Employment with the Company at any time during such twelve (12) month period immediately preceding your termination of Employment; (c) solicit or attempt to solicit, hire or attempt to hire, or communicate with, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact, with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (d) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her Employment or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact.

Withholding Taxes
In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such minimum statutory amounts from other payments due to you from the Company. Payment of your withholding or other taxes may be made via one of the forms set forth above, or as otherwise determined by the Administrator.

Transfer of RSUS
The RSUs covered by this Award Agreement are non-transferable by you. Any attempt by you to transfer these RSUs will result in the RSUs becoming invalid, except upon your death by the laws of descent and distribution.

No Employment Rights	Neither your RSUs nor this Agreement give you the right to be retained by the Company in any capacity and your Employment may be terminated at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder of the Company unless and until RSU Shares have been issued (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your RSU Shares are issued (or an appropriate book entry has been made).

Applicable Law Data Privacy
This Agreement shall be governed by the laws of the State of Delaware, with consent to jurisdiction by you in the State of New York.

To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery
Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Agreement is not a stock certificate or a negotiable instrument.

By accepting your grant, you agree to the terms and conditions in this Agreement and in the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms and conditions in the Plan.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year below.

NATIONAL GENERAL HOLDINGS CORP.

____________________________________        Date: ___________________________
By:
Its:

RSUs

____________________________________        Date:____________________________
Name: